EXHIBIT 99.2
KAYDON CORPORATION
2003 NON-EMPLOYEE DIRECTORS EQUITY PLAN

      1. Establishment, Purpose and Term of Plan. This Kaydon Corporation 2003 Non-Employee Directors Equity Plan (the “Plan”) shall be effective as of the date of its approval by the stockholders of the Company (the “Effective Date”). The purpose of this Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain highly qualified persons to serve as Non-Employee Directors of the Company and by creating additional incentives for Non-Employee Directors to promote the growth and profitability of the Company. This Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed.

      2. Definitions and Construction. Whenever used herein, the following terms shall have their respective meanings set forth below:

      “Board” means the Board of Directors of the Company.

      “Change in Control” means the occurrence of either of the following events:

(a)	if any “person” or “group of persons” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than pursuant to a transaction or agreement previously approved by the Board of Directors of the Company, directly or indirectly purchases or otherwise becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time, or subject to any condition) of voting securities representing 20% or more of the combined voting power of all outstanding voting securities of the Company; or

(b)	if, during any period of 24 consecutive calendar months, the individuals who at the beginning of such period constituted the Company’s Board of Directors, and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds (2/3) of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members of the Board.

      “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

      “Committee” means the Compensation Committee of the Board, or any other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

      “Company” means Kaydon Corporation, a Delaware corporation, or any successor corporation thereto.

      “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means, as of any date, if there is then a public market for the Stock, the closing price of the Stock as reported on the New York Stock Exchange (“NYSE”) or such other national or regional securities exchange or market system constituting the primary market for the Stock. If the relevant date does not fall on a day on which the Stock is trading on NYSE or other national or regional securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date. If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Committee without regard to any restriction other than a restriction which, by its terms, will never lapse.

      “Option” means a right to purchase Stock, subject to adjustment as provided in Section 4(b), pursuant to the terms and conditions of this Plan.

      “Optionee” means a person who has been granted one or more Options.

      “Option Agreement” means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of an Option granted to an Optionee.

      “Non-Employee Director” means a Director of the Company who meets the qualifications set forth in Rule 16b-3(b)(3)(i).

      “Restricted Stock” means any shares of Stock granted under Section 5(c) of this Plan.

      “Restricted Stock Agreement” means a written agreement between the Company and a Non-Employee Director setting forth the terms, conditions and restrictions relating to Shares of Restricted Stock granted to such director.

      “Retirement” means a voluntary Termination of Service by a Non-Employee Director that occurs on or after the director’s sixty-fifth (65th) birthday.

      “Rule 16b-3” means Rule 16b-3 as promulgated under the Exchange Act, as amended from time to time, or any successor rule or regulation.

      “Stock” means the common stock, par value $0.10 per share, of the Company, as adjusted from time to time in accordance with Section 4(b).

      “Termination of Service” means a cessation of the director’s service on the Board for any reason, including, but not limited to, a cessation of service due to resignation, death, Disability, Retirement or non-reelection to the Board.

      3. Administration. This Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Option or Restricted Stock shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option or Restricted Stock. Except as otherwise provided herein, the Committee shall have no authority, discretion, or power to (a) select the Non-Employee Directors who will receive Options, (b) set the exercise price of the Options, (c) determine the number of shares of Stock to be subject to an Option, (d) determine the number of shares of Restricted Stock to be granted, (e) determine the time at which an Option or shares of Restricted Stock shall be granted, (f) establish the duration of an Option, or (g) alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan.

      4. Shares Subject to Plan.

(a)	Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of shares of Stock that may be issued under the Plan, pursuant to Options or in the form of Shares of Restricted Stock awarded hereunder, shall be three hundred thousand (300,000) and shall consist of authorized but unissued shares or reacquired shares of Stock or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares of Restricted Stock are forfeited for any reason, the shares of Stock allocable to the unexercised portion of such Option, or such forfeited shares of Restricted Stock shall again be available for issuance under the Plan.

(b)	Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to this Plan, to any outstanding Options (including their exercise price), to any previously issued shares of Restricted Stock and to the number of Options or Shares of

Restricted Stock that may be granted pursuant to Section 5. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Committee, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4(b) shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option.

      5. Automatic Grant of Options and/or Restricted Stock.

(a)	Options. Options shall be granted only to a person who, at the time of grant, is a Non-Employee Director. Options shall be nonstatutory stock options, which means that they will not be treated as “incentive stock options” within the meaning of Section 422(b) of the Code.

(b)	Initial Option Grant. Subject to execution by a Non-Employee Director of an Option Agreement, a person who first becomes a Non-Employee Director within the six month period immediately following an annual meeting of the Company’s stockholders shall be granted an initial Option to purchase five thousand (5,000) shares of Stock as of the date such person is initially elected or appointed (the “Initial Grant Date”); provided, however, that a person serving as a director of the Company who does not qualify as an Non-Employee Director shall not receive an initial Option in the event that such person subsequently becomes a Non-Employee Director. In addition, a person who becomes a Non-Employee Director after the six-month period following an annual meeting of the Company’s stockholders shall not receive an initial Option.

(c)	Annual Option and Restricted Stock Grant. Subject to execution by a Non-Employee Director of an Option Agreement and a Restricted Stock Agreement, each Non-Employee Director (including any director of the Company who previously did not qualify as a Non-Employee Director but who subsequently becomes an Non-Employee Director) who is a Non-Employee Director on the day following the annual meeting of stockholders of the Company shall be granted on the day immediately following such annual meeting of stockholders (the “Annual Grant Date”), commencing with the Annual Grant Date in 2003, an Option to purchase three thousand five hundred (3,500) shares of Stock and one thousand (1,000) shares of Restricted Stock.

      6. Terms and Conditions of Options. Options shall be evidenced by an Option Agreement specifying the number of shares of Stock covered, in such form as the Committee shall from time to time approve. Option Agreements may incorporate all or any of the terms of this Plan by reference and shall comply with and be consistent with the following terms and conditions:

(a)	Exercise Price. The exercise price per share of Stock subject to an Option shall be the Fair Market Value of a share of Stock on the Initial Grant Date or the Annual Grant Date, as applicable.

(b)	Exercisability. Each Initial Option shall become exercisable as to the following number of shares on the anniversaries of the Initial Grant Date set forth below:

Number of Shares	Anniversary

1,000	First anniversary of Initial Grant Date
2,000	Second anniversary of Initial Grant Date
3,000	Third anniversary of Initial Grant Date
4,000	Fourth anniversary of Initial Grant Date
5,000	Fifth anniversary of Initial Grant Date

Each Annual Option shall become exercisable as to the following number of shares on the anniversaries of the Annual Grant Date set forth below:

Number of Shares	Anniversary

700	First anniversary of Annual Grant Date
1,400	Second anniversary of Annual Grant Date
2,100	Third anniversary of Annual Grant Date
2,800	Fourth anniversary of Annual Grant Date
3,500	Fifth anniversary of Annual Grant Date

Notwithstanding the foregoing, if a Non-Employee Director incurs a Termination of Service other than due to death, Disability or Retirement, any Options that are not exercisable at the date of such Termination of Service shall never become exercisable and shall be immediately forfeited. If a Non-Employee Director incurs a Termination of Service due to Disability or Retirement, any Options held by such person shall continue to become exercisable in accordance with the foregoing schedule, but the exercise thereof shall be subject to the provisions of Section 6(c) below, and, in addition, any Options shall be cancelled and forfeited if the Committee at any time thereafter determines that the former Non-Employee Director has engaged in any activity detrimental to the interests of the Company.

(c)	Expiration of Options. Each Option shall terminate and cease to be exercisable on the first to occur of the following events:

(i)	the date which is the tenth (10th) anniversary of the applicable Grant Date unless earlier terminated pursuant to clause (iii) below or pursuant to the terms of the applicable Option Agreement;

(ii)	the expiration of one (1) month from the date of a person’s Termination of Service for any reason other than death, Disability or Retirement; or

(iii)	the expiration of five (5) years from the date of a person’s death, whether before or after a Termination of Service.

(d)	Acceleration of Exercisability. If an Optionee incurs a Termination of Service due to death or dies following a Termination of Service while holding Options that are unexercisable, then 100% of his or her Options shall immediately become exercisable. The exercisability of Options shall also be accelerated as provided in Section 8.

(e)	Payment of Exercise Price. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Optionee having a Fair Market Value not less than the exercise price or (iii) by any combination thereof. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

(f)	Tax Withholding. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such Option or the shares acquired upon exercise thereof. Alternatively or in addition, in its sole discretion, the Company shall have the right to require the Optionee to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Option or the shares acquired upon exercise thereof. The Company shall have no obligation to deliver shares of Stock until the Company’s tax withholding obligations have been satisfied.

(g)	Nontransferability of Options; Exercise Following Death. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined in the Code). During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee, the Optionee’s guardian or legal representative or an alternate payee pursuant to a qualified domestic relations order.

      7. Terms and Conditions of Restricted Stock. Shares of Restricted Stock shall be subject to restrictions on transferability and on the right of a Non-Employee Director to receive certificates evidencing Shares of Restricted Stock, as set forth in a Restricted Stock Agreement in such form as the Committee shall from time to time approve. Subject to such restrictions and the provisions of such Restricted Stock Agreement and this Plan, Non-Employee Directors who receive awards of Restricted Stock shall have all of the rights of a stockholder with respect to such Shares of Restricted Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates.

(a)	Forfeiture. Except as otherwise determined by the Committee, if a Non-Employee Director incurs a Termination of Service other than by reason of death, Disability or Retirement, all Shares of Restricted Stock theretofore awarded which are still subject to restrictions shall upon such Termination of Service be forfeited and transferred back to the Company. In addition, if a former Non-Employee Director continues to hold Restricted Stock following his or her Termination of Service due to his or her Retirement, the Shares of Restricted Stock which remain subject to restrictions shall nonetheless be forfeited and transferred back to the Company if the Committee at any time thereafter determines that the former Non-Employee Director has engaged in any activity detrimental to the interests of the Company.

(b)	Lapse of Restrictions. The restrictions on transferability and any other restrictions contained in a Restricted Stock Agreement shall lapse with respect to one-fifth (1/5th) of the Shares of Restricted Stock awarded to a Non-Employee Director on each January 5th following the Annual Grant Date for such award, so that at the fifth (5th) such January 5th following the Annual Grant Date of an award of Restricted Stock, all Shares shall be free of, and no longer subject to, any restrictions. The lapse of restrictions on transferability and any other restrictions contained in a Restricted Stock Agreement shall also be accelerated as provided in Sections 7(d) and 8.

(c)	Delivery of Shares. At the time all restrictions have lapsed with respect to Shares covered by an award of Restricted Stock, the Company shall deliver the Shares as to which such restrictions have lapsed as follows:

(i)	if an assignment to a trust has been made, to such trust; or

(ii)	if the Restricted Period has expired by reason of death and a beneficiary has been designated in a form approved by the Company, to the beneficiary so designated; or

(iii)	in all other cases, to the Participant or the legal representative of the Participant’s estate.

(d)	Acceleration of Lapsing Only Upon Death or Disability. Notwithstanding the provisions of Section 7(b), if an Non-Employee Director incurs a Termination of Service due to death or Disability, or if a former Non-Employee Director dies following a Termination of Service, then all restrictions in effect at the date of such Termination of Service or at such date of death shall immediately lapse and all Shares shall be free of, and no longer subject to, any restrictions. If a Non-Employee Director incurs a Termination of Service due to Retirement, any restrictions on Shares of Restricted Stock remaining at the time of Retirement shall continue in effect and shall lapse as provided in Section 7(b).

(e)	Tax Withholding. The Company shall have the right to require a Non-Employee Director to make adequate provision for any federal, state, local or foreign taxes, if any, required by law to be withheld by the Company with respect to the income realized by such director as a result of the lapsing of restrictions with respect to Shares of Restricted Stock. The Company shall have no obligation to deliver Shares of Stock that were previously Restricted Stock until the Company’s tax withholding obligations have been satisfied.

      8. Change in Control. In the event of a Change in Control, (i) any unexercisable Options shall be immediately exercisable and vested in full and (ii) all restrictions relating to any Shares of Restricted Stock shall lapse and be of no further effect, as of the date thirty (30) days prior to the date of the Change in Control. The exercise or vesting of any Option and the lapsing of restrictions with respect to Shares of Restricted Stock that results solely by reason of this Section 8, shall be conditioned upon the consummation of the Change in Control. In addition, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

       9. Issuance of Stock. The issuance or delivery of any Option or any shares of Stock upon the exercise of an Option or the lapsing of restrictions on Restricted Stock may be postponed by the Company for any period required to comply with any applicable requirements under the federal securities laws, any applicable listing requirement of the NYSE or any other requirements of applicable laws or regulations. The Company is not obligated to deliver or issue any shares of Stock if such delivery or issuance would constitute a violation of any provision of any law or regulation or any rule of the NYSE. So long as the Company’s Stock is listed on the NYSE, issuance of any Shares of Stock pursuant to an Option, or of any Shares of Restricted Stock, is conditioned on such Shares to be issued also being listed on the NYSE. In addition, if at any time counsel to the Company is of the opinion that the sale or issuance of Shares of Restricted Stock or Shares of Stock pursuant to exercise of an Option is or may be unlawful under the circumstances, the Company shall have no obligation to make such sale or issuance, and the right of an Optionee to exercise an Option, shall be suspended until, in the opinion of the Company’s counsel, such sale or issuance is lawful. No such suspension shall extend the period of time during which an Option must be exercised under Section 6(c).

      10. Termination or Amendment of Plan. The Board may terminate or amend the Plan at any time. However, subject to changes in the law or other legal requirements that would permit otherwise, without the approval of the Company’s stockholders, there shall be (i) no increase in the total number of shares of Stock that may be issued under the Plan, except by operation of the provisions of Section 4(b), (ii) no change in the number of Options and Shares of Restricted Stock that will be granted pursuant to Section 5(b) and (c), and (iii) no expansion in the class of persons eligible to receive Options or Shares of Restricted Stock. Furthermore, to the extent required by Rule 16b-3, provisions of the Plan addressing eligibility to participate in the Plan and the amount, price and timing of Options shall not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. In any event, no termination or amendment of this Plan may adversely affect any outstanding Option or Shares of Restricted Stock without the consent of the Non-Employee Director, unless such amendment is necessary to comply with applicable laws or regulations. This Plan shall terminate on April 30, 2013, and no further Options or shares of Restricted Stock shall be granted pursuant to this Plan after such date.

      11. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and use of the term “or” shall not be exclusive. This Plan shall be governed by the law of the State of Delaware, regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws.